                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and entered into this 14th day of August, 1996, by and between The Sam K. Viersen Jr. Trust dated September 9, 1986 as Amended and Restated on May 11, 1994 ("Seller"), and UTI Energy Corp. ("Buyer").

                                    RECITALS

A. Seller owns all the outstanding shares of the capital stock ("Shares") of the Viersen & Cochran Drilling Company, an Oklahoma corporation ("Company").

B. Seller desires to sell to Buyer and Buyer desires to acquire the Shares on the terms and conditions herein set forth.

C. Capitalized terms used herein shall have the meaning set forth on Attachment "A", attached hereto unless otherwise stated herein.

NOW THEREFORE, in consideration of mutual promises, conditions and covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                  AGREEMENT TO SELL AND AGREEMENT TO PURCHASE

1.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, free and clear of all Security Interests whatsoever, and Buyer hereby agrees to purchase, acquire and accept from Seller all of the Shares for the Purchase Price set forth in Section 1.2 below.

1.2 PURCHASE PRICE. The purchase price for the Shares shall be $14,000,000 ("Purchase Price") subject to adjustments as herein provided. The Purchase Price shall be paid as follows:

         1.2.1 The sum of $6,000,000 shall be paid to Buyer at Closing in immediately available funds by cashiers' check or wire transfer to a bank account designated by Seller not less than two business days prior to the Closing Date. Notwithstanding the foregoing, a portion of the cash Purchase Price in an amount equal to the Accounts Payable and Accrued Liabilities shall be withheld by Buyer in accordance with the provisions of Section 4.2 hereof.

         1.2.2 The sum of $8,000,000 by the execution by Buyer at Closing of a promissory note in the form set forth on Attachment
                    "B" hereto ("Secured Note"), which shall be secured by the Assets, bear interest at the rate of 6% per annum and be payable in full on or before two years from the Closing Date. The Secured Note's terms will require that Buyer make a principal payment of $1,500,000 on or before the first anniversary of the Closing Date, and an additional principal payment of $1,500,000 on or before eighteen
                    months after the Closing Date. Buyer shall have the right, but not the obligation, to pay to Seller $7,650,000 on or before six months after the Closing Date in full satisfaction of the Secured Note, but such right shall lapse and be void if not exercised within such six months. Payment of the Secured Note shall be guaranteed by the Company in the form of the Guaranty Agreement set forth on Attachment "C" hereto. The security interest shall be evidenced by a security agreement executed by the Company ("Security Agreement") and financing statements
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                    (collectively the "Collateral Documents").  The form of the
                    Security Agreement is attached hereto as Attachment "D".

         1.2.3 Additionally, Buyer shall deliver to Seller, at the Closing, warrants entitling Seller, at its sole option, to purchase up to 200,000 shares of Buyer's common stock at the initial exercise price of $15.00 per share at any time within two years after the Closing Date and having such additional terms and conditions as are set forth in Attachment "E" attached hereto (the "Warrants").

1.3 CLOSING. The Closing shall take place at the offices of Pray, Walker, Jackman, Williamson & Marlar, 100 West Fifth Street, Ninth Floor, Tulsa, Oklahoma, commencing at 10:00 a.m. (CST) on the Closing Date, or such other time, date or location as may be agreed to by Buyer and Seller.

1.4 DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer stock certificates representing the Shares, endorsed in blank or accompanied by duly executed stock powers, and the various certificates, instruments, and documents referred to in Section 5.1, and (ii) Buyer will deliver to Seller the cash portion of the Purchase Price due at Closing, the Secured Note, the Collateral Documents, the Warrants and the various certificates, instruments, and documents referred to in Section 5.2.

1.5 FURTHER ASSURANCES. From time to time after the Closing, Seller and Buyer agree to execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer and Seller in order to vest in Buyer all right, title and interest of Seller in and to the Shares and otherwise in order to carry out the purpose and intent of this Agreement.

1.6 CONDEMNATION OF, OR MATERIAL DAMAGE TO, ASSETS. In the event of, prior to the Closing, the destruction of, or material damage to, any Asset which shall have a Fair Market Value exceeding $10,000 (a "Casualty Event"), which Seller shall have elected not to repair, rebuild, restore or replace as provided below, Buyer, at its option, may elect, prior to the Closing, (i) to exclude such Asset and to treat such Asset as an Excluded Asset, provided, however, that the Purchase Price shall be reduced by the Fair Market Value of such Asset to reflect the exclusion of such Asset; or (ii) in the event that such Asset or all such Assets shall have a Fair Market Value which shall exceed $500,000, not to consummate the transactions contemplated by this Agreement. Seller shall give Buyer prompt written notice (a "Casualty Notice") of any such condemnation or Casualty Event, indicating the Asset or Assets which suffered such condemnation or Casualty Event, and Seller's estimate of the Fair Market Value of each such Asset, accompanied by copies of all insurance related thereto, any deductibles or retention applicable thereto, any defenses threatened or asserted by the insurer or known to Seller, its estimate of, and all available information relevant to, the cost of repair, rebuilding, restoration or replacement thereof, and any other information reasonably requested by Buyer. In the case of any retention or deductible, Seller shall provide to Buyer prompt notice of such retention or deductible. Seller may, in the applicable Casualty Notice, elect, at the sole cost and expense of Seller, to repair, rebuild, restore or replace such Asset for the benefit of the Company. Upon any such election, Buyer shall have the option, exercisable by notice to Seller on or before the fifth business day after such Casualty Notice (but in any event prior to the Closing), to accept such Asset without such repair, rebuilding, restoration or replacement, in which event the cash portion of the Purchase Price shall be reduced by the estimated cost of repair, rebuilding, restoration or replacement as set forth in such Casualty Notice. In the event that Buyer does not exercise such option, Seller shall promptly undertake to provide sufficient funds to, and





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         otherwise to cause, the Company to repair, rebuild, restore or replace such Asset to substantially the same condition as prior to the event causing such destruction or damage.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that except as set forth in the Disclosure Schedule:

         2.1.1 AUTHORIZATION AND TITLE. Seller is the Sam K. Viersen, Jr. Revocable Trust u/t/a dated September 9, 1986, as amended and Restated u/t/a dated May 11, 1994. The Trustee acting for and on behalf of Seller has the necessary power and authority to enter into this Agreement on behalf of Seller and to carry out the obligations hereunder. No further actions by Seller, and no permission by any third party, is necessary for the execution and delivery of this Agreement by Seller, and the performance by Seller of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Trustee on behalf of Seller (and assuming the due authorization, execution and delivery hereof by Buyer), is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject, however, to applicable bankruptcy, insolvency or similar laws relating to or affecting the enforceability of creditors' rights generally, and general equitable principles and limitations on the availability of equitable remedies.

         2.1.2 ORGANIZATION, QUALIFICATION AND CORPORATE POWER OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. The Company is duly qualified or licensed to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, all of which are set forth in the Disclosure Schedule. The Company has corporate power and authority, and all licenses, permits, and authorizations necessary to carry on, the businesses in which it is engaged and to own and use the properties and assets (including the Assets) owned and used by it. Seller has delivered to Buyer, correct and complete copies of the charter and bylaws of the Company (as amended to date).
                    The Company's minute book, a copy of which has been provided to Buyer, contains the records of all meetings and consents of the stockholders, the board of directors, and any committees of the board of directors, and the stock register and transfer books of the Company records all issuances and transfers of record of the capital stock of the Company. The Company is not in default under or in violation of any provision of its charter or bylaws.

         2.1.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000 shares of common stock, $100.00 par value, of which 11,300 shares (constituting the Shares) are issued and outstanding and no shares are held in treasury. The Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights or any applicable Law. There are no outstanding or authorized options, warrants, subscriptions, calls, conversions or other rights, contracts, agreements, commitments or understandings of any kind obligating the Company to issue, sell, purchase, return or redeem any shares of its capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in





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                    the Company.  Seller is the record and beneficial owner of the Shares, free and clear of all Security Interests, and, upon delivery of the Shares to Buyer against payment of the Purchase Price, Buyer will own the Shares free and clear of all Security Interests (other than those created by Buyer). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         2.1.4      CONFLICTING INSTRUMENTS; CONSENTS.

                    (i) The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the trust agreement of Seller or the articles of incorporation or the bylaws of the Company, or result in the creation of any Security Interest upon the assets of Seller or the Company, or (ii) except for the authorizations, approvals, consents or other actions set forth in
                           Section 2.1.4 of the Disclosure Schedule, conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under any agreement, contract, lease, license, instrument or other agreement to which Seller or the Company is a party or by which Seller or the Company, or any assets or properties of Seller or the Company, are bound or affected.

                    (ii) Except as set forth in Section 2.1.4 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to, any Law applicable to Seller. There is no pending or, to Seller's Knowledge, threatened Proceeding before or by any Governmental Authority, involving or to restrain or prevent the consummation of the transactions contemplated by this Agreement or, to Seller's Knowledge, the right of Buyer to own the Shares after the Closing Date.

         2.1.5 BROKERS' FEES. Except for Wayne E. Swearingen or Swearingen Petroleum Management, Inc., whose fees and expenses shall be paid by Seller, neither Seller nor the Company has engaged any finder, broker, consultant or intermediary who would be entitled to a fee for the transactions relating to this Agreement, or otherwise incurred any liability for any such fees with respect hereto.

         2.1.6 TITLE TO ASSETS. The Company has good and marketable title to all of the drilling and related equipment listed in
                    Section 2.1.6 of the Disclosure Schedule (the "Assets"), free and clear of all Security Interests.

         2.1.7 SUBSIDIARIES. There are no corporations, partnerships, joint ventures, associations, limited liability companies or other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or other interest or has any right, obligation or commitment (contingent or otherwise) to acquire any such equity interest.





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         2.1.8      FINANCIAL STATEMENTS.  The Financial Statements which are
                    attached as Section 2.1.8 to the Disclosure Statement have been prepared from the books and records of the Company and present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated using a cash basis of accounting.

         2.1.9 NO MATERIAL ADVERSE CHANGE. Since the date of the Financial Statements, there has been no material adverse change in the financial condition, business or assets of the Company or, to Seller's Knowledge, any change which would have a material effect on the future financial condition, business or assets, of the Company.

         2.1.10 INSURANCE. Section 2.1.10 of the Disclosure Schedule sets forth a summary of the existing insurance policies carried by the Company as of the date hereof. Such policies will be maintained through the Closing Date.

         2.1.11 COMPLIANCE WITH APPLICABLE LAW. The Company has complied in all material respects and is now in compliance in all material respect with all laws, ordinances, regulations, rules, orders, judgments, injunctions and decrees applicable to the business of the Company and the Assets.

         2.1.12 UNDISCLOSED LIABILITIES. To Seller's Knowledge, the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it that might give rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements (with any offsetting accruals thereto described in Section 2.1.12 of the Disclosure Schedule) and (ii) accounts payable and accrued liabilities incurred in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) that will be satisfied in accordance with the provisions of Section 4.2.

         2.1.13     TAXES.

                    (i) The Company has filed or will file prior to the Closing all Tax Returns that it was or is required to file on or before the Closing Date. All such Tax Returns were or will be correct and complete when filed. All Taxes owed by the Company (whether or not shown or to be shown on any Tax Return) have been or will be timely paid on or before the Closing Date. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) of any person, including the Company and the Seller, to pay any Tax.

                    (ii) Seller, in respect of its income and interest attributable to the Company, has filed or will file prior to the Closing all Tax Returns that it was or is required to file on or before the Closing Date. All such Tax Returns were or will be correct and complete. All Taxes owed by Seller in respect of its income and interest attributable to the Company (whether or not shown or to be shown on





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
                           any Tax Return) have been or will be timely paid. No Tax Return of the Seller is subject to audit in regard to any matter relating to the Company.

                    (iii) The Company has withheld and paid and will withhold and pay prior to the Closing all Taxes required or which will be required to have been withheld and paid on or before the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (iv) There is no dispute or claim concerning any Tax Liability of the Company or the Seller in respect of its income from or interest in the Company either
                           (A) claimed or raised by any Governmental Authority in writing, or (B) as to which any of Seller and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since September 15, 1990.

                    (v) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (vi) The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec.897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company
                           (A) has never been and is not a member of an affiliated group filing a consolidated federal income Tax Return, and (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract, or otherwise.

                    (vii) The Company has qualified as an "S Corporation" as defined in Section 1361 et seq. of the Code (and any similar provisions of state or local law) since January 1968, and has no Subchapter C earnings and profits.

         2.1.14 PATENTS, TRADEMARKS, INTELLECTUAL PROPERTY. Except as set forth in Section 2.1.14 of the Disclosure Statement, the Company does not own or have rights in any patents, copyrights, trade names, trademarks or other forms of intellectual property.

         2.1.15 CONDUCT OF BUSINESS SINCE THE FINANCIAL STATEMENTS DATE. Since the date of the Financial Statements through the date hereof, the Company has not, to Seller's Knowledge (i) incurred or become subject to, or agreed to incur or become subject to, any Liability except accounts payable and accrued liabilities incurred in the Ordinary Course of Business that are to be paid in accordance with Section 4.2; (ii) declared any dividend; (iii) redeemed any capital stock; or (iv) discontinued any business operation.





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         2.1.16     LITIGATION.  Except as disclosed in Section 2.1.16 of the
                    Disclosure Statement, there are no claims, actions, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened nor, to Seller's Knowledge, does any basis for such a claim exist, against the Company or its assets or business (including the Assets) before any Governmental Authority; nor is the Company a plaintiff or claimant in any such action or proceeding. The Company is not subject to or in default with respect to any order, judgment, injunction or decree of any Governmental Authority, which materially and adversely affects the Assets or financial condition of the Company.

         2.1.17 LABOR RELATIONS. There are no labor strikes, slow downs, work stoppages, grievance proceedings or other controversies pending or, to Seller's Knowledge, threatened between the Company and any of its current or former employees. The Company is not a party to or not bound by any collective bargaining agreement. To Seller's Knowledge, the Company has not committed any unfair labor practice and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company. All employees of the Company are employed on an at-will basis and may be terminated without cause, subject to applicable laws.

         2.1.18     EMPLOYEE BENEFIT MATTERS.

                    (i) Section 2.1.18 of the Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), all payroll practices providing benefits (such as vacation and retention incentives), cafeteria plans, employee assistance plans, incentive compensation plans, stock purchase, stock option, phantom stock, and scholarship programs or other plan arrangements or understandings, whether or not legally binding, providing benefits (collectively referred to as "Benefit Plans") currently maintained, or contributed to, or obligated to be contributed to, by the Company for the benefit of any present or former officers or employees of the Company. The Company has delivered to Buyer true, complete and correct copies of all documents related to the Benefit Plans which were requested by the Buyer as part of its due diligence procedures.

                    (ii) All Benefit Plans that are Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application thereof in any respect that would adversely affect its qualification or materially increase its costs. To Seller's Knowledge, no event has occurred which could subject any Benefit Plan that is a Pension Plan to disqualification by the IRS under the Code. The Company has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Benefit Plan that is a Pension Plan for which premiums are required. No Pension Plan previously maintained by the Company has been terminated under circumstances which would result in liability to the PBGC.

                    (iii) Each Benefit Plan which is currently sponsored, participated in or contributed to by the Company:
                           (i) is in compliance with all requirements of ERISA,
                           (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company which may subject the Company to the payment of any penalty, interest, Tax or other obligation, and (iii) is in compliance with the terms of the Benefit Plan and the Code except where a failure would not have a material adverse effect on the Company.

                    (iv) Any voluntary employee benefit associations maintained or contributed to by the Company have been submitted to and approved as exempt from federal income Tax under Section 501(c)(9) of the Code by the IRS and nothing has occurred which could result in the revocation of such exempt status.

                    (v) The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, or severance benefit or other similar provision in any Benefit Plan.

                    (vi) Section 2.1.18 of the Disclosure Schedule lists the names of all current retirees with either post-retirement life insurance coverage and/or post-retirement medical insurance coverage provided under a Benefit Plan of the Company.

                    (vii) No Benefit Plan that is a Pension Plan that the Company maintains, or to which the Company is obligated to contribute, had, as of the respective annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). None of the Benefit Plans which are Pension Plans have an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To Seller's knowledge, none of the Company, any officer of the Company or any of the Benefit Plans which are subject to ERISA, including the Benefit Plans that are Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or
                           Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to the Tax or penalty on prohibited transactions imposed by such
                           Section 4975 or to any liability under Section 502(i)(1) of ERISA. Neither any of such Benefit Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and Seller is not aware of any other reportable events with respect thereto during the last five years. the Company has never been a party to or contributed to a "multi-employer pension plan" (as such term is defined in Section 4001(a)(3) of ERISA).

                    (viii) With respect to any Benefit Plan that is a
                           Welfare Plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in
                           Section 419(e) of the Code, and (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

                    (ix) Neither the Company, nor any member of a controlled group or affiliated service group as defined in Sections 414(b), (c), (m) and (o) of the Code or as defined in ERISA of which the Company is a member has made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA which remains unpaid. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to, or trigger, any liability under ERISA to the Company.

         2.1.19     ENVIRONMENT, HEALTH, AND SAFETY.  To Seller's Knowledge:

                    (i) The Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                    (ii) The Company has no Environmental Liabilities and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Environmental Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                    (iii) All properties and equipment used in the business of the Company has at all times been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances.

                    (iv) The Company has not received any notice, nor is Seller aware, of any proposal to amend, revoke or replace any environmental permit of the Company, or requiring the issuance of any additional environmental permits.

                    (v) The Company is not currently operating or required to operate under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued by any Governmental Entity regarding any Environmental, Health, and Safety Law

         2.1.20 LEASED REAL PROPERTY. As of the Closing, the Company will not have any lease interest or obligations under any leases respecting any real property other than those described in the Disclosure Schedule.

         2.1.21     MATERIAL CONTRACTS.

                    (i) Except as set forth in Section 2.1.21 of the Disclosure Schedule, the Company is not a party to, or bound by any agreement, contract, instrument, commitment or arrangement (whether written or oral):

                           (a) which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock,

                           (b) relating to any expenditure or a series of related expenditures in excess of $5,000,

                           (c) relating to (i) the borrowing of money by the Company or the granting of any Security Interest or (ii) any guarantee or other contingent liability (identifying the primary contract or agreement to which such guarantee or contingent liability relates or the agreement pursuant to which such guarantee was delivered),

                           (d) with respect to employment, management services, consulting or any other similar type of services,

                           (e) limiting the freedom of the Company or any affiliate of the Company to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or to compete with any Person or to engage in any business or activity in any geographic area,

                           (f) obligating the Company or that would obligate or require any subsequent owner of the business currently conducted by the Company or any of the Assets to provide for indemnification or contribution with respect to any matter,

                           (g)    with Seller or any Affiliate of Seller,

                           (h) that could be expected to have a material adverse effect on the Company

                                  (collectively, the "Contracts").

                    (ii) Except as set forth in Section 2.1.21 of the Disclosure Schedule, the Company is not in breach of or in default under any of the Contracts and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. All Contracts are in full force and effect and, to Seller's Knowledge, are enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

         2.1.22 ACCREDITED INVESTOR; INVESTMENT PURPOSE. Seller (i) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act and (ii) is acquiring the Warrant (and any Warrant Shares upon the exercise of the Warrant) for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Seller acknowledges that the issuances to Seller of the Warrant and, except as otherwise expressly provided in the Warrant, the Warrant Shares (upon exercise of the Warrant) have not been registered under the Securities Act or the securities laws of any state.

2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the Closing Date.

         2.2.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and corporate authority to own, operate and lease its property and assets and to carry on its business as it is now being conducted.

         2.2.2 AUTHORIZATION. Buyer has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, is a legal, valid and binding obligation Buyer, enforceable against it in accordance with its terms, subject, however, to applicable bankruptcy, insolvency or similar laws relating to or affecting the enforceability of creditors' rights generally, and general equitable principles and limitations on the availability of equitable remedies. The Secured Note, the Collateral Documents and the Warrants, when signed and delivered at the Closing will be legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency or similar laws relating to or affecting the enforceability of creditors' rights generally, and general equitable principles and limitations on the availability of equitable remedies.

         2.2.3      CONFLICTING INSTRUMENTS; CONSENTS.

                    (i) The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or the bylaws of Buyer, or (ii) except for the approval of Buyer's lender or as otherwise set forth in Schedule 2.2.3 hereto, conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under any material contract to which Buyer is a party or by which Buyer, or any of its assets or properties are bound or affected.

                    (ii) Except as set forth Schedule 2.2.3 hereto, the execution and delivery by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to, any Law applicable to Buyer. There is no pending or, to the knowledge of Buyer threatened Proceeding before or by any Governmental Authority, involving or seeking to restrain or prevent the consummation of the transactions contemplated by this Agreement.

         2.2.4 ACCREDITED INVESTOR; INVESTMENT PURPOSE. Buyer (i) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act, and (ii) is acquiring the Shares for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Buyer acknowledges that the issuance to Buyer of the Shares has not been registered under the Securities Act or the securities laws of any state.

         2.2.5 CONDITION OF ASSETS. BY CLOSING THIS TRANSACTION, BUYER AFFIRMS THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS. BUYER AGREES THAT IT SHALL TAKE THE ASSETS IN AN "AS IS" CONDITION. BUYER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AS TO ANY OF THE ASSETS OF THE COMPANY.

                                  ARTICLE III

                             PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

3.1 NOTICES AND CONSENTS. Seller and Buyer will give any notices to third parties, and will use all reasonable commercial efforts to obtain all third-party consents, that are required for the consummation of the transactions contemplated hereby. Each of the parties will (and Seller will cause the Company to) give any notices to, make any filings with, and use all reasonable commercial efforts to obtain any authorizations, consents and approvals of Governmental Authorities required with respect to the transactions contemplated by this Agreement, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

3.2 ACCESS. Between the date of this Agreement and the Closing Date, Seller will cause the Company to provide Buyer, during normal business hours and in a manner which will not unreasonably interfere with the Company's business operations, with full access to the Company's offices, books and records, and provide to Buyer such financial and operating data and other information with respect to the business and assets of the Company as Buyer may reasonably request, including access to or copies of all contracts, agreements and arrangements with customers, vendors, lessees, licensors, and suppliers.

3.3 OPERATION OF BUSINESS. Between the date of this Agreement and the Closing Date, except as otherwise contemplated in this Agreement or consented to in writing by Buyer, Seller shall cause Company to maintain all of its assets in good care and condition, and to maintain insurance policies in respect of its business and assets consistent with past practices; and to conduct its business only in the Ordinary Course of Business, provided however, Buyer acknowledges that the Company is no longer actively contracting for drilling and the staff of the Company has been reduced substantially. By way of amplification and not limitation, except as contemplated in this Agreement, Seller will cause the Company to not, without the prior written consent of Buyer, (i) amend its Articles of Incorporation or Bylaws, (ii) borrow or agree to borrow any funds directly or indirectly, guarantee or agree to guarantee the obligations of others,
         (iii) enter into any agreement, contract or commitment that will have any continuing obligations on or liability to the Company, (iv) sell or otherwise dispose of any interest in any of its assets (except the Excluded Assets), (v) commit any act or omit to do any act which will cause a breach of any agreement, contract or commitment, (vi) violate any law, statute, rule, governmental regulation or order, (vii) engage in any activity or transactions or incur any obligation (by conduct or otherwise) which reasonably could be expected to have a material adverse effect on its business and operations, (viii) make any loan to any affiliate of the Company, or declare, set aside or pay to any stockholder any dividend or other distribution in respect of its capital stock (other than in connection with the transfer or disposition of the Excluded Assets), or redeem or purchase any of its capital stock, or agree to take any such action;
         (ix) reclassify, issue, sell, transfer, pledge, encumber or deliver or agree to issue, sell or transfer, pledge, encumber or deliver any shares of its capital stock or other equity securities of the Company, or any options, warrants or other rights, of whatsoever kind or nature, to purchase or acquire, or any securities convertible into, any such shares of equity securities of the Company; (x) make any change in accounting principles, policies or procedures utilized by the Company in the preparation of the Financial Statements; (xi) make any Tax elections; or (xii) commit to any of the foregoing.

3.4 UPDATED FINANCIAL STATEMENTS. Seller shall cause the Company to deliver to Buyer at the Closing Date its most current unaudited financial statements and shall deliver an updated accounts receivable aging report, equipment list and trade payables list.

3.5 CONFIDENTIALITY. If, following the execution of this Agreement by the parties hereto, the Closing shall not occur for any reason, each of the parties agree to return to the other, all documents and confidential data received by such party in connection with this Agreement, together with all copies thereof which such party may have made, and to refrain from disclosing any such confidential data to any other Person, except to the extent required by law or such data is or, through no breach by such party of its obligations hereunder, becomes generally available to the public

3.6 PUBLICITY. The parties acknowledge that it is in their joint interests to coordinate all industry, customer and public communications with respect to this transaction so as to enhance the image of the Company. Accordingly, neither party shall make any public announcement of this Agreement or the transactions contemplated hereby until after the Closing Date except to the extent required by law or deemed advisable after consultation with counsel. Announcements, when made, including required notices to customers and agents, shall be made pursuant to a communications plan (which will include the text of all announcements and press releases for the public, customers and agents, and other key interested persons) approved by the parties. Communications required to secure regulatory approvals of this transaction, if any, shall be excluded from the provisions of this paragraph.

3.7 CERTAIN ACTIONS PROHIBITED. Seller represents that the Company and Seller have not taken, and shall not take, any action that would have the effect of deferring a liability for taxes from a period prior to or on the Closing to a period following the Closing.

3.8 NEGOTIATION WITH OTHERS. Seller agrees that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Section 5.3, that it will not and will not permit the Company nor any of its advisors, representatives, officers, employees or other agents to, directly or indirectly, negotiate with any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase, stock purchase or any similar transaction with any such Person.

                                   ARTICLE IV

                                OTHER AGREEMENTS

4.1 EXCLUDED ASSETS. Prior to the Closing, Seller shall cause the Company to assign or transfer to Seller or other third party all Excluded
         Assets listed in Schedule 4.1 of the Disclosure Schedule.   The
         arrangements for assignment or transfer shall be acceptable to Buyer and shall not result in any adverse income tax consequences to the Company or other adverse effect on the business, financial condition or Assets of the Company following the Closing.

4.2 LIABILITIES OF THE COMPANY AT CLOSING. Prior to the Closing, Seller shall cause Company to pay or otherwise eliminate all short term or long term debt of the Company. The arrangements for such payment or disposition shall be by arrangements which are acceptable to Buyer and shall not result in any adverse income Tax or other effect on the business, financial condition or assets of the Company. Prior to the Closing Date, Seller shall estimate the Company's accounts payable and accrued liabilities as of the Closing Date ("Accounts Payable and Accrued Liabilities") and provide a schedule thereof to Buyer. Buyer shall retain from the cash Purchase Price an amount equal to the aggregate of the Accounts Payable and Accrued Liabilities for the purpose of satisfying same as they become due and payable; provided, however, that nothing in this Section 4.2 shall limit the liability of Seller under Section 6.2 in the event Seller's estimate of Accounts Payable and Accrued Liabilities is understated. Seller represents that after giving effect to the Accounts Payable and Accrued Liabilities and the payment of such other liabilities, the Company will have no liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured.

4.3 USE OF THE NAME OF VIERSEN AND COCHRAN. Within 120 days of the Closing, Buyer shall eliminate the phrase "Viersen & Cochran" and any logo or mark related thereto, together with any word or expression similar thereto from the Assets. Neither Buyer nor any of its Affiliates shall thereafter use such phrase, logo or mark; provided, however, Buyer may refer to "Viersen & Cochran Drilling Company" as the former name of the Company where necessary, except Buyer shall not refer to such former name in its letterhead or any advertising literature. Additionally, within the same time period, Buyer will cause a change in the name of the Company to a name other than Viersen & Cochran.

4.4      OBLIGATIONS REGARDING TAXES.  Seller and Buyer agree as follows:

         (i) Seller shall pay and be liable for and shall hold Buyer and its affiliates (including, after the Closing, the Company) harmless against any liability for Taxes relating to the Company for any tax period ending on or before the Closing Date ("Pre-Closing Tax Period"). Buyer shall pay and be liable for and shall hold Seller harmless against any liability for Taxes relating to the Company with respect to any tax period beginning after the Closing Date ("Post-Closing Tax Period").

         (ii) For purposes of Section 4.4(i) hereof, in the case of a taxable period, if any, that includes but does not end on the Closing Date, the Taxes attributable to each of the Pre-Closing Tax Period and to the Post-Closing Tax Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date. Buyer and Seller agree that (x) as soon as practicable after the Closing Date, Buyer and Seller shall consult and cooperate with each other in good faith, and shall use their respective best efforts, in order to reach a mutually acceptable agreement with respect to the amount of the Taxes for which each of Buyer and Seller are responsible under this Section 4.4(ii) and to minimize future disputes between the parties hereto concerning such matters; provided, however, that any failure to initiate or engage in any such consultations or to reach any such mutually acceptable agreement shall not impair or otherwise affect any of the rights and obligations of the parties hereto under this Agreement.

         (iii) Buyer agrees to assign and promptly remit (and to cause the Company to assign and promptly remit) to Seller all refunds of any Taxes described in Section 4.4(i) for any Pre-Closing Tax Period, together with any interest actually received thereon, received by it with respect to Pre-Closing Tax Periods (net of any Taxes imposed on Buyer or the Company with respect thereto), to the extent such Taxes (i) relate to any Pre-Closing Tax Period for which Seller is responsible under this Section 4.4 and (ii) were either (A) paid by or on behalf of the Company on or before the Closing Date, or (B) paid by Seller after the Closing Date, pursuant to Seller's obligation under this Section 4.4.

         (iv)       Any and all refunds received of any Taxes described in
                    Section 4.4(ii) hereof for which Buyer is responsible and any interest thereon shall be retained by Buyer and its affiliates, including, after the Closing, the Company (or, if applicable, shall be promptly paid or caused to be paid by Seller to Buyer if any such refund is received by Seller). Any and all refunds of any Taxes described in
                    Section 4.4(ii) hereof, for which Seller is responsible, and any interest thereon shall be retained by Seller (or, if applicable, shall be promptly paid or caused to be paid by Buyer to Seller, if any such refund is received by Buyer or any of its affiliates), but such right to retain or receive payment shall be limited to and shall not exceed the amount of Taxes described in Section 4.4(ii) that Seller has actually paid after the Closing Date pursuant to Seller's obligations under Section 4.4(ii).

         (v) Seller shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns with respect to Taxes of the Company for all taxable periods ending on or before the Closing Date. Buyer and the Company shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns with respect to Taxes of, or which include, the Company for all taxable periods ending after the Closing Date. In the event that one party is responsible for preparing a Tax Return under this Section 4.4(v) and the other party is responsible in whole or in part for the Taxes reflected on such Tax Return, then such Tax Return shall be submitted to such other party at least 60 days before its due date (including any extension thereof), but in no event sooner than 15 days following the close of the taxable period covered by such Tax Return, and shall be subject to approval by such other party, which approval shall not be unreasonably withheld.

         (vi) Each of Buyer and Seller shall cooperate with the other party with respect to, and shall make available to the other on a reasonably timely basis such tax data and other information as may be reasonably required for, the preparation of any Tax Returns required to be prepared and filed with respect to the Company and for the conduct of any audits or litigation with respect to Taxes of the Company or for the proper payment of any Taxes for which such party is responsible under this Section 4.4. The expenses of preparing such tax data and other information will be borne by the party responsible for preparing such Tax Return, conducting such audit or litigation or paying such Taxes. In connection therewith, for as long as is reasonably necessary, at Seller's request, Buyer will, and will cause the Company to, cooperate fully with

                    Seller and make available to Seller, at the reasonable request of Seller and at any reasonable time and from time to time, at the business location at which the books and records are maintained, the information required to complete all such Tax Returns or to properly pay such Taxes or to conduct such audits or litigation.

         (vii) Each of Buyer and Seller shall promptly notify the other party of any issues that arise out of an audit or examination of the Company or Seller (in respect of its income or interest in the Company) relating to Taxes payable in respect to a taxable period that ends on or before the Closing Date. Thereafter, if there is commenced an administrative or judicial proceeding in which the IRS or a foreign, state or local government is a party relating to such Taxes (a "Contest"), Seller shall keep Buyer informed of any material developments relating to any such Contest, except with respect to any such Contest involving federal income Taxes unless such Contest might affect the Tax liability of Buyer or the Company for any Post-Closing Tax Period. Seller shall, in good faith, consult with Buyer concerning the appropriate actions or positions to be taken throughout the course of any such Contest which relate to the Company and shall allow it to participate jointly (except with respect to matters involving federal income Taxes) in conjunction with Seller, in any such Contest on matters involving the Company. Seller shall have full control over any such audit, examination or Contest relating solely to a taxable period ending on or before the Closing Date and ultimate discretion with respect to any decisions to be made or the nature of any action to be taken in the course thereof and Buyer shall reasonably cooperate with Seller. This Section 4.4(vii) shall apply only to an audit, examination or Contest relating to Taxes payable with respect to a taxable period ending on or before the Closing Date and for which Seller has total liability pursuant to this Agreement.

         (viii) Buyer and Seller each will promptly notify the other of any audit or examination of the Company relating to Taxes payable in respect to any taxable period beginning before the Closing Date (the "Closing Period") and for which Buyer is or may be responsible for all or any portion of the liability for such Taxes under this Agreement. With respect to any such audit or examination or any Contest regarding any such Tax, (i) if such audit, examination or Contest relates solely to liability for such Taxes for which Seller is liable pursuant to this Agreement, then Seller shall have full and complete control of such audit, examination or Contest; (ii) if such audit, examination or Contest relates solely to liability for such Taxes for which Buyer is liable pursuant to this Agreement, then Buyer shall have full and complete control of such audit, examination or Contest; and (iii) if such audit, examination or Contest relates to such Taxes for which both Buyer and Seller may be liable under this Agreement, then Seller and Buyer jointly shall control such audit, examination or Contest and agree to cooperate in good faith in the pursuance of such audit, examination or Contest.
                    The party hereto controlling an audit, examination or Contest under clauses (i) or (ii) of the preceding sentence shall keep the other party hereto informed of any material developments relating to any such audit, examination or Contest. This Section 4.4(viii) shall apply only to an audit, examination or Contest relating to Taxes (other than Taxes covered by the provision of Section 4.4(vii) hereof) payable in respect of a Closing Period.

         (ix) Notwithstanding anything contained in this Agreement to the contrary, the rights and obligations set forth in this
                    Section 4.4 shall survive for a period coterminous with the statute of limitations applicable to each particular item of Taxes; provided, however, that in the event that a claim is brought against the Company in respect of any item of Taxes within the applicable survival period, the rights and obligations under this Section 4.4 with respect thereto shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

4.5 FINANCIAL STATEMENTS. Seller agrees to cooperate with Buyer and to assist the Company's outside auditors in the preparation of any financial statements relating to the Company that may be reasonably requested by Buyer for filing with the United States Securities and Exchange Commission in connection with any filings that may be made by Buyer under the Securities Act or the Securities Exchange Act of 1934. Such financial statements shall consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and (ii) such unaudited interim balance sheet and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as Buyer shall reasonably deem to be required by Buyer. Seller agrees to reimburse the Company or Buyer, promptly upon receipt of the invoices from the Company's outside auditors, for the cost, not to exceed $80,000, of preparation of the foregoing financial statements.

4.6 USE OF CERTAIN PROPERTY. Following the Closing, Seller agrees that it shall afford the Company, free of charge, full access to and use of the office building, yard and farm located in Oklahoma City, Oklahoma and more particularly described in the Lease Agreements set forth on Attachment "F" hereto (the "Lease Agreements"), for a period of 30 days following the Closing Date. At Buyer's option, Buyer may continue to use such property after such 30-day period pursuant to the terms of the Lease Agreements and shall have an option to purchase such properties as set forth in the Lease Agreements.

4.7      EMPLOYEE BENEFIT MATTERS.         At Closing, Seller shall have caused
         the Company to terminate all of its employees and shall have satisfied or assumed all responsibilities of the Company for salaries, taxes, withholdings, benefits and other responsibilities to such employees. Seller agrees that it has caused one of its affiliates to assume the obligations of the Company under the Company's insurance policy and has secured a new policy, which (i) provides benefits to employees and former employees of the Company and certain affiliates of the Company who previously participated in the Company's policy and (ii) will be made available to provide benefits to former employees of the Company in satisfaction of any COBRA obligations the Company might have.

                                   ARTICLE V

                       CONDITIONS TO OBLIGATION TO CLOSE

5.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to purchase the Shares hereunder shall be subject to satisfaction of the following conditions:

         5.1.1 The Trustee of the Seller shall have furnished Buyer at the Closing with certified copies of its appointment as Trustee of the Trust and documents describing Trustee's authority to act with respect to the execution, delivery and performance of this Agreement by Seller;

         5.1.2      The representations and warranties of Seller set forth in
                    Section 2.1 shall be true and correct in all material respects (ignoring, for purposes of this Section 5.1.2, any materiality qualifier in the representation or warranty) as of the Closing Date with the same effect as though such representations and warranties had been made as of the

                    Closing Date except (i) to the extent such representations and warranties expressly relate to a specific date or (ii) as otherwise contemplated by this Agreement, and Seller shall have provided a certificate to Buyer to such effect;

         5.1.3 Seller shall have performed, and complied in all material respects with all of the covenants and agreements required of it in this Agreement as of the Closing, and Seller shall have provided a certificate to Buyer to such effect;

         5.1.4 Seller and the Company shall have procured all third party consents as may be necessary to permit the consummation by Seller of the transactions contemplated by this Agreement;

         5.1.5 No action, suit or proceeding shall be pending before any Governmental Agency wherein an unfavorable outcome would
                    (i) prevent the consummation of any of the transactions contemplated by this Agreement, (ii) cause any of such transactions to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares, or
                    (iv) affect adversely the right of the Company to own its Assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

         5.1.6 Seller shall have delivered to Buyer stock certificates representing the Shares, endorsed in blank or accompanied by duly executed stock powers;

         5.1.7 Seller shall have delivered to Buyer a certificate to the effect that all conditions to closing set forth in this
                    Section 5.1 have been satisfied or waived (which certificate shall not survive the Closing);

         5.1.8 Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

         5.1.9 All actions, proceedings, instruments and other documents required to consummate the transactions contemplated by this Agreement, and all other related legal matters, shall be reasonably satisfactory to counsel to Buyer;

         5.1.10 Seller shall have delivered to Buyer a fully executed certification of non-foreign status as described in United States Treasury Regulation Section 1.1445-2(a)(2);

         5.1.11 Buyer shall have received approval of this transaction from Buyer's Board of Directors;

         5.1.12 Buyer shall have been satisfied with the results of its due diligence review of business, operations, assets, and liabilities of the Company; provided however, if Buyer determines, during the course of its due diligence, that it cannot proceed with the transaction due to the discovery of an event or situation uncovered during the due diligence process, Buyer agrees to promptly advise Seller of such decision to terminate and not wait to disclose such decision until the end of the due diligence period;

         5.1.13 Buyer shall have obtained approval of this transaction from its lender(s).

         5.1.14 Seller shall have executed and delivered the Escrow Agreement and the Warrants and shall have delivered releases from all affiliates of Seller to the effect set forth in Sections 7.13 and 7.14 hereof.

         At or prior to the Closing, Buyer may waive in writing any conditions specified in this Section 5.1.

5.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell the Shares hereunder shall be subject to satisfaction of the following conditions:

         5.2.1 Buyer shall have furnished Seller at the Closing with certified copies of resolutions duly adopted by the Board of Directors of Buyer, which resolutions shall authorize the execution, delivery and performance of this Agreement by Buyer;

         5.2.2      The representations and warranties of Buyer set forth in
                    Section 2.2 shall be true and correct in all material respects (ignoring, for purposes of this Section 5.2.2, any materiality qualifier in the representation or warranty) as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date except (i) to the extent that such representations and warranties expressly relate to a specific date, or (ii) as otherwise contemplated by this Agreement, and Buyer shall have provided a certificate to Seller to such effect;

         5.2.3 Buyer shall have performed, and complied, in all material respects with all of the covenants and agreements required of it in this Agreement as of the Closing, and Buyer shall have provided a certificate to Seller to such effect;

         5.2.4 Buyer shall have procured all third party consents as may be necessary to permit the consummation by Buyer of the transactions contemplated by this Agreement;

         5.2.5 No action, suit or proceeding shall be pending before any Governmental Agency of wherein an unfavorable outcome would
                    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of such transactions to be rescinded following consummation, or
                    (iii) affect adversely the right of Seller to own the Warrant (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

         5.2.6 Buyer shall have delivered to Seller a certificate to the effect that all conditions to closing set forth in this
                    Section 5.2 have been satisfied or waived (which certificate shall not survive the Closing);

         5.2.7 All actions, proceedings, instruments and other documents required to consummate the transactions contemplated by this Agreement, and all other related legal matters shall be reasonably satisfactory to counsel to Seller;

         5.2.8 Buyer shall have executed and delivered the Secured Note, the Escrow Agreement and the Warrants, and shall have delivered the Collateral Documents and the Guaranty Agreement.

         At or prior to the Closing, Seller may waive in writing any condition specified in this Section 5.2

5.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         5.3.1 by Buyer, if there has been a material breach or default (which, for purposes of this Section 5.3.1, shall mean (i) a breach or default that has a financial impact on the Company or Buyer of $50,000 or more or (ii) a breach or default that, if known by Buyer, would have affected Buyer's decision to enter into this Agreement) by Seller of any agreement, representation or warranty contained in this Agreement, which breach or default cannot be cured and which has not been waived in writing by Buyer;

         5.3.2 by Seller, if there has been a material breach or default (which, for purposes of this Section 5.3.2, shall mean (i) a breach or default that has a financial impact on Seller of $50,000 or more or (ii) a breach or default that, if known by Seller, would have affected Seller's decision to enter into this Agreement) by Buyer of any agreement, representation or warranty contained in this Agreement, which breach or default cannot be cured and which has not been waived in writing by Seller;

         5.3.3 by Buyer or Seller, if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which Buyer and Seller agree to use all reasonable efforts to terminate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

         5.3.4      by mutual consent of Buyer and Seller; or

         5.3.5 by Buyer or Seller if the Closing does not occur by August 31, 1996.

5.4 PROCEDURE AND EFFECT OF TERMINATION. If this Agreement is terminated as provided herein, there shall be no liability or further obligation hereunder on the part of Buyer or Seller, except as to the matters set forth in Sections 3.5, 3.6 and 7.11; provided that, in the event of termination by reason of Section 5.3.1 or 5.3.2, the non-breaching party shall retain its right to recover damages as permitted by law, including its reasonable attorney fees. Nothing in this Section 5.4 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

                                   ARTICLE VI

            INDEMNIFICATION AND REMEDIES FOR BREACH OF THE AGREEMENT

6.1 SURVIVAL. Except as otherwise provided in Section 4.4 hereof with respect to Taxes, each of the representations and warranties of the parties contained herein (as confirmed by the certificates delivered pursuant to the provisions of Sections 5.1 and 5.2) shall survive the Closing hereunder for the Survival Period after which they shall terminate and be of no further force or effect. The agreements and covenants contained in Articles I, IV, and VII herein shall survive the Closing and continue without limitation; provided, however, the agreements and covenants set forth in Section 4.2 hereof in respect of any unknown liabilities and obligations at such date shall only survive for 15 months following the Closing. In addition, the indemnity and offset obligations and rights set forth in this Article VI shall survive and continue for so long as there is any right to seek indemnification hereunder.

6.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. Subject to Section 6.4.6, Seller shall defend, indemnify and hold harmless Buyer, the Company and each of their respective officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns ("Buyer Indemnitees") from and against any and all Adverse Consequences incurred or suffered by such Buyer Indemnitee and resulting from, or arising out of:

         6.2.1 any inaccuracy in any representation or warranty of Seller set forth in this Agreement, or in any certificate delivered by Seller pursuant to the provisions of Section
                    5.1.2 or 5.1.3, provided that, for purposes of this Section 6.2.1, all knowledge and materiality qualifiers in such representations and warranties shall be ignored;

         6.2.2 any Environmental Liability arising from or associated with any event, condition, incident, action or omission existing or occurring prior to the Closing Date relating in any way to the Company or the Assets;

         6.2.3      any Employee Liability;

         6.2.4 any Liability of the Company to the extent it (i) was created or incurred on or before the Closing Date, or (ii) arose or results from or relates to any fact, event, condition or circumstance existing on or before the Closing Date; and

         6.2.5 any breach or failure to comply with any agreement or covenant on the part of Seller contained in this Agreement.

         Each notice of any Adverse Consequence referred to in this Section 6.2 shall set forth the amount claimed by Buyer to be owing by Seller to Buyer and a list identifying (to the extent reasonably possible) each separate item constituting such Adverse Consequence. Buyer shall take reasonable actions to mitigate its damages and possible Adverse Consequences, which cost of mitigation shall be covered by the indemnity set forth in this Section 6.2.

                    Any claim for indemnification under (i) Section 6.2.1 must be made within the Survival Period applicable to the representation or warranty subject to indemnification, (ii) Section 6.2.4 must be made within 15 months after the Closing Date, (iii) Section 6.2.2 or 6.2.3 must be made within the statute of limitations applicable to the Environmental Liability or Employee Liability, respectively, and (iv)
         Section 6.2.5 may be made at any  time.   Any claim for
         indemnification that is first made during the period applicable to such claim shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the above time periods.

6.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF SELLER. Buyer shall defend, indemnify and hold harmless Seller and its trustees, officers, directors, employees, agents, stockholders and controlling Persons and their respective heirs, successors and assigns ("Seller Indemnitees") from and against any and all Adverse Consequences incurred or suffered by such Seller Indemnitee and resulting from, or arising out of:

         6.3.1 any inaccuracy in any representation or warranty of Buyer set forth in this Agreement or in any certificate delivered by Buyer pursuant to the provisions of Section 5.2.2 or 5.2.3, provided that, for purposes of this Section 6.3.1, all knowledge and materiality qualifiers in such representations and warranties shall be ignored;

         6.3.2 any Liability of the Company (other than a Liability subject to indemnification under Section 6.2) to the extent, and only to the extent, it is created or incurred after the

                    Closing Date, with respect to the operation of the business of the Company or the Assets after the Closing Date;

         6.3.3 any breach or failure to comply with any covenant or agreement on the part of Buyer contained in this Agreement.

         Seller shall take reasonable actions to mitigate its damages, which cost of mitigation shall be covered by the indemnity set forth in this
         Section 6.3. Each notice of any Adverse Consequence referred to in this Section 6.3 shall set forth the amount claimed by Seller to be owing by Buyer to Seller and a list identifying (to the extent reasonably possible) each separate item constituting such Adverse Consequence.

                    Any claim for indemnification under (i) Section 6.3.1 must be made within the Survival Period applicable to the representation or warranty subject to indemnification and (ii) Sections 6.3.2 and 6.3.3 may be made at any time. Any claim for indemnification that is first made during the period applicable to such claim shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the above time periods.

6.4      MATTERS INVOLVING THIRD PARTIES.

         6.4.1 If a third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

         6.4.2 The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim and administer all aspects of such defense with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of such Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by, such Third Party Claim; (ii) such Third Party Claim involves only money damages and does not seeks an injunction or other equitable relief; and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

         6.4.3 So long as the Indemnifying Party is conducting the defense of any Third Party Claim in accordance with this Section 6.4, (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be withheld unreasonably); and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be withheld unreasonably).

         6.4.4 To the extent of any payment by the Indemnifying Party of any amount in accordance with the provisions of this
                    Section 6.4, upon the full satisfaction by the Indemnifying Party of its indemnity and payment obligations with respect to such matter, the Indemnifying Party shall be subrogated to all rights which the Indemnified Party shall have against third parties (other than the Company, Buyer, any Affiliate of Buyer or any other person whom might have a right of contribution or indemnity or other right of payment against the Company, Buyer or any Affiliate of Buyer in respect of the matter) for the matter indemnified against.

         6.4.5 The provision and procedures of this Section 6.4 (other than the notice requirement) shall apply to any Third Party Claim existing on the Closing Date, and Seller hereby assumes, effective as of the Closing, all, and shall have sole, responsibility for the payment, administration and defense of, such Third Party Claims, subject to the conditions set forth in this Section 6.4.

         6.4.6 No claim for indemnification by Buyer Indemnitees or Seller Indemnitees against the other party hereto shall be made unless or until the aggregate amount of such claims exceeds $50,000, at which time all claims, including those used to aggregate the floor of $50,000 shall be subject to indemnification to the extent herein provided; provided, however, that claims under Section 6.2.5 hereof in respect of the agreements and covenants set forth in Section 4.7 hereof shall not be required to satisfy such threshold requirement, and Seller shall be required to indemnify Buyer for any and all Adverse Consequences relating thereto. No claim for indemnification shall be effective unless such claim is first made in writing and delivered to the Indemnifying Party hereunder within the time periods required by this Article. The maximum amount of liability by Seller to Buyer for indemnification under Section 6.2.1, shall be the amount of the Purchase Price. The amount of any Adverse Consequences chargeable to an Indemnifying Party hereunder shall first be reduced by (i) any tax benefits actually received or realized by the Indemnified Party (or the Company) specifically attributed to the event which gives rise to the Adverse Consequence and (ii) any insurance proceeds received by the Indemnified Party (or the Company) with respect thereto.

6.5 SOLE REMEDY. The right of indemnification provided to any party hereto under Article VI shall be the sole and exclusive remedy available to such party for any Adverse Consequences or any other damages that may be incurred or suffered by such indemnified party(s) from the other party(s) hereto resulting from events, actions or matters which are subject to indemnification under Article VI.

6.6 LIMIT DAMAGE CLAIMS. To the extent any party to this Agreement or any other agreement, document or instrument executed in connection herewith shall have a cause of action or incur any damages that may be recoverable against any other party hereto or thereto which are not covered by the indemnification in Article VI, but which arise from the transactions or obligations of such parties under this Agreement or any other such agreement, document or instrument, all such parties agree to waive any right they may now have or hereafter obtain to seek the recovery of punitive, consequential or indirect damages with respect thereto from the other parties (unless incurred as a result of a third party claim).

6.7 OFFSET. In the event Buyer shall not have received any payments due it under this Article VI when the same shall be due, Buyer shall be entitled to offset any such amounts against amounts owed by it under the Secured Note, and in the event there shall be outstanding any claim for indemnification by Buyer under this Article VI that shall not have been resolved as of the date any principal payment on the Secured Note is due, Buyer shall be entitled to defer payment of such principal to the extent the remaining principal outstanding under the Secured Note is less than the amount which Buyer reasonably believes will be required to be paid by Seller under the indemnification provisions of this Article VI for all claims then pending by Buyer against Seller under this Article VI. In the event Seller disputes Buyer's claim under the indemnification provisions, the dispute shall be resolved pursuant to Section 7.7 hereof. In addition, in the event Buyer elects to prepay the Secured Note, Seller shall be required to deposit $4,000,000 with The Trust Company of Oklahoma, as escrow agent, to be held and disbursed in accordance with the terms of the escrow agreement set forth in Attachment "G" hereto (the "Escrow Agreement").

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

7.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Disclosure Schedules) contains the entire agreement among the parties hereto and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified or amended only by a writing duly executed by each of the parties hereto, which modification or amendment shall be binding upon all of the parties hereto.

7.2 ASSIGNMENTS AND THIRD PARTIES. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, Buyer may assign its rights in this Agreement to an affiliate of Buyer. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release a party of any of its obligations under this Agreement.

7.3 WAIVERS. No waiver by any party of, or consent by any party to, a variation from or breach of or default under any provision of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of such party, and any such waiver or consent shall be limited solely to those rights or conditions expressly so waived or consented to. No failure or delay on the part of any party exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or further exercise thereof, or the exercise of any right or power under this Agreement. No other actions taken by any party, including, without limitation, any investigation by or on behalf of such party, and no failure to take action, shall be deemed to constitute a waiver or an extension by such party of compliance with any representation, warranty, condition, agreement or indemnification set forth in this Agreement.

7.4 NOTICES. All notices, demands, requests or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), overnight express, telegram, telex or facsimile transmission, addressed as follows:

         If to Buyer:      UTI Energy Corp.
                           Attn: President
                           485 Devon Park Drive, #112
                           Wayne, Pennsylvania 19087
                           Telecopy:  610/964-0141

         With copy to:

                           Fulbright & Jaworski LLP
                           Attn: Curtis Huff
                           1301 McKinney Street, Suite 5100
                           Houston, Texas 77010
                           Telecopy: 713/651-5426

         If to Seller:

                           Trust Company of Oklahoma
                           P.O. Box 3627
                           Tulsa, Oklahoma  74101-3627
                           Attn:  President
                           Telecopy:  918/744-5088

                           Viersen & Cochran
                           Attn: President
                           P.O. Box [19227]
                           Okmulgee, Oklahoma  74447
                           Telecopy:  918/756-5626

         With copy to:

                           Pray, Walker, Jackman, Williamson & Marlar
                           Attn: Donald F. Marlar
                           900 Oneok Plaza
                           100 West 5th Street
                           Tulsa, Oklahoma  74103-4218
                           Telecopy:  918/581-5599


         Each party may designate by notice in writing a new address to which any notice, demand or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, received and delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

7.5 HEADINGS. The descriptive headings of the several articles and section of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

7.7 ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement shall be solely and finally settled by binding arbitration conducted in Denver, Colorado, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this paragraph 9.10 shall be made within 180 days from the date that the dispute upon which the demand is based arose. The arbitrators shall conduct the arbitration in a manner in accordance with the Federal Arbitration Act U.S.C. Section 1, et seq. and the rules of the American Arbitration Association. The arbitrators may only award compensatory damages and are specifically not empowered to award punitive damages. The parties hereby expressly waive any right any of them may have to punitive damages. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

7.8 GOVERNING LAW. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Oklahoma, except that interpretation and enforcement of the provisions relating to the arbitration of disputes as set forth in Section 7.7 shall be governed exclusively by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.).

7.9 CONSTRUCTION. All parties hereto acknowledge that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any party hereto solely because one is deemed to be the author thereof.

7.10 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.11 EXPENSES. Except as otherwise provided herein, each of the parties will bear all of its own costs and expenses (including, without limitation, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.12 NO THIRD-PARTY BENEFICIARIES. EXCEPT AS SET FORTH IN SECTIONS 6.2 AND 6.3, NOTHING CONTAINED IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON, OTHER THAN THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, ANY RIGHTS, REMEDIES OR OBLIGATIONS UNDER OR BY REASON OF, THIS AGREEMENT.

7.13 RELEASE. EFFECTIVE AS OF THE CLOSING, SELLER DOES HEREBY, FOR SELLER AND SELLER'S AFFILIATES, BENEFICIARIES, SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY AND ITS AFFILIATES, OFFICERS, DIRECTORS, CONTROLLING PERSONS, EMPLOYEES, ATTORNEYS AND SUCCESSORS AND ASSIGNS (COLLECTIVELY WITH THE COMPANY, THE "COMPANY RELEASED PARTIES") OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH SELLER AND SELLER'S AFFILIATES NOW HAVE, OWN OR HOLD OR HAVE AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY RELEASED PARTIES, INCLUDING WITHOUT LIMITATION ANY INDEMNIFICATION OBLIGATION OF THE COMPANY TO SELLER AND ALL LIABILITIES

         CREATED AS A RESULT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF ANY COMPANY RELEASED PARTY, EXISTING AS OF THE CLOSING OR RELATED TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT.
         SELLER REPRESENTS AND WARRANTS THAT SELLER HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED IN THIS SECTION 7.13. SELLER COVENANTS AND AGREES THAT SELLER WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED IN THIS SECTION 7.13. SELLER REPRESENTS AND WARRANTS THAT SELLER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION 7.13 AND HAS BEEN REPRESENTED OR ADVISED BY LEGAL COUNSEL AND OTHER PROFESSIONAL ADVISORS IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.
         SELLER FURTHER AGREES THAT ALL INDEBTEDNESS BY SELLER OR ANY AFFILIATE OF SELLER TO THE COMPANY HAS BEEN PAID IN FULL. SELLER AGREES THAT IMMEDIATELY SUBSEQUENT TO THE CLOSING, EXCEPT FOR ANY EXISTING INDEMNIFICATION OBLIGATIONS OF SELLER TO THE COMPANY, WHICH SHALL CONTINUE IN EFFECT, THERE WILL BE NO AGREEMENTS, CONTRACTS, LEASES, ARRANGEMENTS OR OTHER UNDERSTANDINGS (EITHER WRITTEN OR ORAL) BETWEEN SELLER AND THE COMPANY, EXCEPT FOR THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY.

7.14 EXPRESS NEGLIGENCE. THE INDEMNIFICATION TO BE PROVIDED BY SELLER PURSUANT TO ARTICLE VI FOR MATTERS RELATING TO THE COMPANY OR REPRESENTATIONS REGARDING THE COMPANY SHALL APPLY NOTWITHSTANDING SUCH MATTERS OR REPRESENTATIONS MAY RELATE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW BY THE COMPANY, ITS SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

         IN WITNESS WHEREOF, each of the parties has hereunto executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

                                        THE SAM K. VIERSEN JR. TRUST DATED
                                           SEPTEMBER 9, 1986 AS AMENDED AND
                                           RESTATED ON MAY 11, 1994
                                                                        "Seller"


                                        By           /s/ PAUL MINDEMAN
                                          --------------------------------------
                                                 Paul Mindeman, President of
                                                The Trust Company of Oklahoma
                                                       Successor Trustee


                                        UTI ENERGY CORP.
                                                                         "Buyer"


                                        By       /s/ VAUGHN E. DRUM
                                          --------------------------------------
                                        Print Name:  Vaughn E. Drum
                                                   -----------------------------
                                        Print Title: President
                                                    ----------------------------

                                  ATTACHMENT A

                                  DEFINITIONS

In addition to other terms specifically defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them below.

"ACCOUNTS PAYABLE AND ACCRUED LIABILITIES" shall have the meaning given such term in Section 4.2.

"ADVERSE CONSEQUENCES" shall mean all actions, suits, proceedings, investigations, charges, complaints, claims, demands, judgments, orders, decrees, rulings, damages, fines, penalties, costs, amounts paid in settlement, liabilities, losses and expenses, including court costs and reasonable attorneys' fees and expenses, suffered by a Person, but shall not include any loss of profits, indirect, consequential or punitive damages (unless incurred in connection with a Third Party Claim) and shall be net of any insurance proceeds.

"AFFILIATE" of any person or entity shall mean any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

"AGREEMENT" shall have the meaning set forth in the opening paragraph.

"ASSETS" shall have the meaning set forth in Section 2.1.6.

"BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for the matter to which it relates.

"BENEFIT PLANS" shall have the meaning given such term in Section 21.8.

"BUYER" shall have the meaning set forth in the opening paragraph.

"BUYER INDEMNITEES" shall have the meaning given such term in Section 6.2.

"CASUALTY EVENT" shall have the meaning set forth in Section 1.8.

"CASUALTY NOTICE" shall have the meaning set forth in Section 1.8.

"CLOSING" shall mean the consummation of the transactions described and contemplated by this Agreement.

"CLOSING DATE" shall mean August 8, 1996, or such other date as may be mutually agreed to by the parties.

"COBRA" means the Congressional Omnibus Budget Reconciliation Act.

"CODE" shall mean the Internal Revenue Code of 1986, as amended.

"COLLATERAL DOCUMENTS" shall have the meaning set forth in Section 1.2.2.

"COMPANY" shall mean the Viersen & Cochran Drilling Company, an Oklahoma corporation.

"COMPANY RELEASED PARTIES" shall have the meaning given such term in Section
8.5 below.

"CONFIDENTIAL INFORMATION" shall mean any information concerning the businesses and affairs of the Company that is not already generally available to the public and shall further have the meaning and shall encompass the confidentiality obligations set forth in that certain letter from Buyer to Seller dated May 21, 1996 the terms of which are incorporated herein by reference.

"DEMAND FOR ARBITRATION" shall have the meaning set forth in Section 7.7.

"DISCLOSURE SCHEDULE" means one of the series of schedules of data or information provided to Buyer by Seller on the date of this Agreement, each of which constitutes an integral part of this Agreement.

"EMPLOYEE LIABILITIES" means any obligations under law, such as COBRA, that the Company has to persons who were employees of the Company prior to the Closing Date, arising as a result of such employment prior to the Closing Date.

"ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conversation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Outer Continental Shelf Lands Act, the Clean Water Act, the Oil Pollution Act, the Clean Air Act, and the Hazardous Materials Transportation Act, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, common law judgments, orders, decrees, rulings and charges thereunder) of foreign, federal, state, and local governments (and all agencies thereof) concerning pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

"ENVIRONMENTAL LIABILITIES" means any and all costs (including remedial, removal, response, abatement, cleanup, investigative, and/or monitoring costs), damages, settlements, expenses, liens, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any agreement, order, notice of responsibility, directive (including directives or requirements embodied in Environmental, Health and Safety Laws), injunction, judgment or similar documents (including settlements) attributable to or arising out of or under Environmental, Health and Safety Laws, or (ii) pursuant to any claim by a government authority or other entity or person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of any material or substance designated or regulated as a dangerous, harmful, hazardous or toxic material or substance under any Environmental, Health and Safety Law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ESCROW AGREEMENT" shall have the meaning set forth in Section 6.7.

"EXCLUDED ASSETS" shall mean those Assets set forth in Section 4.1 of the Disclosure Schedule.

"FAIR MARKET VALUE" of any Asset shall mean the value that would be obtained in an arm's length transaction between an informed and willing buyer and an informed and willing seller, determined by the agreement of Seller and Buyer or by appraisal as hereinafter provided. If the Fair Market Value of any Asset must be determined, Seller shall submit to Buyer an estimate of the Fair Market Value of such Asset, and Seller and Buyer shall consult for the purpose of determining the Fair Market Value of such Asset. If, on or before the fifteenth calendar day after Seller shall have provided such an estimate, Seller and Buyer shall not have reached agreement on the Fair Market Value of such Asset, Seller shall designate, on or before the fifteenth calendar day after the expiration of such 15-day period, five nationally recognized appraisal firms with which Seller has not conducted business within the three years previous thereto. Buyer shall select, on or before the tenth calendar day after such designation, one of such appraisal firms to conduct an appraisal of such Asset, and the Fair Market Value of such Asset shall be determined by such appraisal firm as promptly as possible (and in any event on or before the thirtieth calendar day thereafter). The cost of such appraisal shall be paid in equal proportions by Seller and Buyer. Seller shall provide to Buyer and, if applicable, such appraisal firm, all information reasonably requested by Buyer or such appraisal firm, as the case may be, to determine the Fair Market Value of such Asset.

"FINANCIAL STATEMENTS" shall mean the unaudited, internally prepared financial statements of the Company for the period ended June 30, 1996.

"GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, foreign or other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

"INDEMNIFIED PARTY" has the meaning set forth in Section 6.4.1.

"INDEMNIFIED PARTY" has the meaning set forth in Section 6.4.1.

"LAW" shall mean any applicable statute, rule, regulation, order, judgement, decree, pronouncement, agreement or finding of any Governmental Authority.

"LIABILITY OR LIABILITIES" shall mean any liability or other obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

"ORDINARY COURSE OF BUSINESS" shall mean with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice.

"PBGC" shall have the meaning set forth in Section 2.1.18.

"PENSION PLANS" shall have the meaning set forth in Section 2.1.18.

"PERSON" shall mean any individual, corporation, partnership, association, joint stock company, trust, joint venture, unincorporated organization, business or Governmental Authority, or other entity.

"POST-CLOSING TAX PERIOD" shall have the meaning set forth in Section 4.4.

"PRE-CLOSING TAX PERIOD" shall have the meaning set forth in Section 4.4.

"PURCHASE PRICE" shall have the meaning set forth in Section 1.2.

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

"SECURITY INTEREST" shall mean any lien, charge, encumbrance, mortgage, covenant, assessment, restriction, option, conditional sale agreement, title retention agreement, financing lease, pledge or security interest of any kind or type and whether arising by contract or under law.

"SECURITY AGREEMENT" shall have the meaning set forth in Section 1.2.2.

"SECURED NOTE" shall have the meaning set forth in Section 1.2.2.

"SELLER" shall have the meaning set forth in the opening paragraph.

"SELLER INDEMNITEES" shall have the meaning set forth in Section 6.3.

"SELLER'S KNOWLEDGE" means the actual knowledge of (i) the Trustee of Seller who is under no obligation to make any independent investigation beyond due inquiry of the President of the Company, (ii) the President of the Company and
(iii) James L. Woods.

"SHARES" shall have the meaning set forth in the recitals to this Agreement.

"SURVIVAL PERIOD" shall mean 15 months from the Closing Date, provided, however, the Survival Period for the representations under Sections 2.1.5, 2.1.13, 2.1.18 and 2.1.19 (and any indemnified claims therefor) shall be the same as the applicable statute of limitations for such claims as provided by law and the representations under Section 2.1.3 shall survive without limitation.

"TAX" or "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, occupation, business, profits, withholding, social security (or similar) employment, unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, including any interest, fine, penalty or addition thereto, whether disputed or not.

"TAX RETURNS" shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"THIRD PARTY CLAIM" has the meaning set forth in Section 6.4.1.

"TRUSTEE" shall mean The Trust Company of Oklahoma.

"WARRANTS" shall have the meaning set forth in Section 1.2.3.

                                  ATTACHMENTS


"A"      Definitions

"B"      Form of Secured Note

"C"      Form of Guaranty Agreement

"D"      Form of Security Agreement

"E"      Form of Warrant

"F"      Lease Agreement and Option to Purchase

"G"      Escrow Agreement